Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Post-Effective Amendment No. 1 to the Registration Statements (Form S-8 Nos. 333-151074, 333-42895, 333-107041, 333-129923 and 333-178095) of United Fire Group, Inc., as successor registrant to United Fire & Casualty Company, of our reports dated February 28, 2011, with respect to the consolidated financial statements and schedules of United Fire & Casualty Company, and the effectiveness of internal control over financial reporting of United Fire & Casualty Company, included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Ernst & Young LLP
Chicago, Illinois
February 3, 2012